Exhibit 5

EDWARDS ANGELL PALMER & DODGE LLP

June 8, 2006

Axcelis Technologies, Inc.
108 Cherry Hill Drive
Beverly, Massachusetts 01915

We are rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Axcelis Technologies, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of up to $75,000,000 in aggregate principal amount of 4 1/4% Convertible Senior Subordinated Notes Due 2009 (the “Notes”) and up to 4,167,188 shares of Axcelis Technologies, Inc. common stock, $0.001 par value per share, issuable upon conversion of the Notes (the “Conversion Shares”). The Notes were issued by the Company pursuant to an Indenture dated as of May 2, 2006 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee. We understand that the Notes and Conversion Shares are to be offered and sold from time to time by the holder named in the prospectus forming part of the Registration Statement (the “Prospectus”) in the manner described in the Prospectus.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the actions taken by the Company in connection with the initial sale of the Notes. We have examined such documents as we consider necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

The opinions rendered herein are limited to New York law, the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal laws of the United States.

Based upon and subject to the foregoing, we are of the opinion that:

1.    The Notes have been duly authorized and are, and when sold pursuant to the Prospectus will be, valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

Axcelis Technologies, Inc.
June 8, 2006

2.    The Conversion Shares have been duly authorized and, when issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ EDWARDS ANGELL PALMER & DODGE LLP